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Exhibit 99.1

Contact:	NeoPharm, Inc. Larry Kenyon Chief Financial Officer Tel: 847.295.8678	Investors please contact: Janet Dally Montridge, LLC Tel: 203.894.8038

NEOPHARM TERMINATES LICENSE AGREEMENT
WITH PHARMACIA

LAKE FOREST, IL, November 21, 2002—NeoPharm, Inc. (Nasdaq: NEOL) announced today that, pursuant to the terms of its License Agreement dated February 19, 1999 with Pharmacia & Upjohn Company ("Pharmacia"), NeoPharm has terminated the License Agreement, effective immediately, as a result of Pharmacia's failure to use commercially reasonable efforts in the development programs for LEP (Liposome Encapsulated Paclitaxel) and LED (Liposome Encapsulated Doxorubicin), which constitutes a breach of the License Agreement. Under the License Agreement, Pharmacia agreed to accept full responsibility for, and to use commercially reasonable efforts in the connection with, the development of both LEP and LED. NeoPharm contends that Pharmacia failed in its duty under the License Agreement to properly develop LEP and LED. NeoPharm further contends that Pharmacia breached its duty to inform NeoPharm of the progress of the drug development program, and thereby impaired NeoPharm's ability to monitor the development of LEP and LED. In addition, Pharmacia has failed to pay NeoPharm for the development work performed to develop a NeoLipid™ formulation of LEP at Pharmacia's request.

Pharmacia stated in a letter dated November 19, 2002, that it did not intend to move forward with the clinical development of NeoPharm's NeoLipid™ LEP because of its contention that NeoPharm has not provided Pharmacia with sufficient product data and test samples, a claim which NeoPharm denies. In fact, several weeks ago NeoPharm offered, in writing, to provide both data and samples to Pharmacia. Pharmacia has also stated that it will not continue to develop the older formulations of LEP and LED. Although Pharmacia has indicated that it does not intend to continue with the clinical development of LEP and LED, Pharmacia did not indicate that it has terminated the License Agreement. NeoPharm believes that termination of the License Agreement is necessary at this time to allow for the further development of NeoLipid™ formulations of both LEP and LED.

As a direct result of Pharmacia's failure to use commercially reasonable efforts to develop LEP and LED, NeoPharm has previously asserted that it has sustained substantial damages and filed a Demand for Arbitration on April 19, 2002 seeking all damages to which it is entitled. In response to NeoPharm's arbitration claims, Pharmacia denied it is in breach and filed its own arbitration claim alleging that NeoPharm has breached the License Agreement causing Pharmacia substantial damages. The arbitration hearing is currently scheduled for June 2003.

NeoPharm, Inc., based in Lake Forest, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications. The Company has a broad portfolio of cancer compounds in various stages of development.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company's drug development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, uncertainty regarding the outcome of damages claims made by or against the Company, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent products coming to market, the uncertainty of patent protection for the Company's intellectual property or trade secrets and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including their annual reports on Form 10-K and their quarterly reports on Forms 10-Q. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

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  Exhibit 99.1